UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

AMN HEALTHCARE SERVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Definitive Proxy Statement for Annual Meeting of Shareholders

To Be Held Wednesday, April 18, 2018

This proxy statement supplement (this “Proxy Supplement”) updates and amends certain information regarding one of our directors contained in our definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on March 8, 2018 for the 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”) of AMN Healthcare Services, Inc. to be held on Wednesday, April 18, 2018 at 8:30 a.m. Central Time at our corporate office located at 8840 Cypress Waters Boulevard, Suite 300, Dallas, Texas 75019.

The purpose of this Proxy Supplement is to update the Proxy Statement to inform you that Mr. Mark G. Foletta, a member of our Board of Directors and a nominee for director at the 2018 Annual Meeting, informed us that he intends to retire from the Board of Directors of Regulus Therapeutics Inc. (“Regulus”) upon the expiration of his current term ending on the date of Regulus’ 2018 Annual Meeting of Stockholders. Additional information regarding Mr. Foletta’s retirement from the Regulus Board can be found in the Form 8-K filed by Regulus on March 22, 2018. Mr. Foletta continues to serve on the Board of Directors of DexCom, Inc., a publicly-traded company, where he is the Lead Director, and Viacyte, Inc., a privately held company. Mr. Foletta also remains the Executive Vice President and Chief Financial Officer of Tocagen, Inc., a publicly-traded diagnostics company.

This Proxy Supplement does not change the proposals to be acted upon at the 2018 Annual Meeting or the Board’s recommendations thereon, which are described in the Proxy Statement and, except as provided in this Proxy Supplement, the information provided in the Proxy Statement continues to apply.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. Shareholders who have already submitted proxies for this meeting may revoke them or change their vote by following the voting procedures set forth in the “General Information” section of the Proxy Statement.

Dated: March 28, 2018